Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock

It is hereby certified that:

1. The name of the corporation is Juma Technology Corp. ("**Company**").

2. The Company's certificate of incorporation, as amended, authorizes the issuance of ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid had previously adopted resolutions creating a class of Series A Convertible Preferred Stock, which resolutions were incorporated into a Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock that was filed with the Secretary of State of the State of Delaware on or about September 5, 2007.

4. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid and pursuant to Section 151(g) of the Delaware General Corporation Law has adopted the following resolutions reducing the number of authorized shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares, the number of shares of Series A Convertible Preferred Stock which are outstanding.

RESOLVED, that the number of shares of Series A Convertible Preferred Stock that the Company is authorized to issue is hereby reduced from 10,000,000 shares to 8,333,333 shares, the number of shares of Series A Convertible Preferred Stock which are outstanding;

FURTHER RESOLVED, that to effectuate the previously described share reduction, the first "RESOLVED" paragraph and Paragraph "1. **Designation and Rank**" of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock that was filed with the Secretary of State of the State of Delaware, is hereby amended to read as follows:

> "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the "**Certificate of Incorporation**"), there hereby is created out of the shares of the Company's preferred stock, par value $0.0001 per share, of the Company authorized in **Article Fourth** of the Certificate of Incorporation (the "**Preferred Stock**"), a series of Preferred Stock

of the Company, to be named "**Series A Convertible Preferred Stock**," consisting of eight million three hundred thirty-three thousand three hundred thirty-three (8,333,333) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. **Designation and Rank**. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**"). The maximum number of shares of Series A Preferred Stock shall be eight million three hundred thirty-three thousand three hundred thirty-three (8,333,333) shares. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.0001 per share (the "**Common Stock**"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("**Junior Stock**"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding."

FURTHER RESOLVED, that the statements contained in the foregoing resolutions amending the previously authorized and filed Certificate of Rights and Preferences of Series A Convertible Preferred Stock creating and designating the said Series A Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, as of the effective date of said series, as amended, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock effective as of June , 2008.

JUMA TECHNOLOGY CORP.

By: [signature]
Name: Anthony M. Servidio
Title: CEO